Exhibit 2.1 - Description of Securities

 The following is a general description of the ordinary shares which are traded on the Canadian Securities Exchange and on the United States Over the Market trading platform:

We are authorized to issue an unlimited number of ordinary shares of no-par value. By resolution of our shareholders or resolution of our directors we may (i) consolidate and divide all or any of our unissued authorized shares into shares of larger amount than our existing shares; (ii) sub-divide our existing ordinary shares, or any of them into shares of smaller amount than is fixed by our Memorandum of Association, subject nevertheless to the provisions of the BVI Act; or (iii) create new classes of shares with preferences to be determined by the board of directors at the time of authorization, although any such new classes of shares may only be created with prior shareholder approval and subject to amending our Memorandum of Association setting out the new class of shares and the rights, preferences and privileges attaching to such class of shares.

Holders of our ordinary shares have identical rights, including dividend and liquidation rights, provided that, except as otherwise expressly provided in our Amended Memorandum and Articles of Association or required by applicable law, on any matter that is submitted to a vote of our shareholders, holders of our ordinary shares are entitled to one vote per ordinary share. The Memorandum and Articles of Association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting. Shareholders of record may also pass written resolutions without a meeting by a majority vote. Unless the Memorandum and Articles of Association otherwise provide, the requisite majority is usually a simple majority of votes cast. Under the Memorandum and Articles of Association, a resolution of shareholders requires a majority vote of those persons voting at a meeting or in the case of a written resolution of shareholders, the vote of a majority of the shareholders. Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder of record who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. In the case of a tie vote at a meeting of shareholders, the chairman shall be entitled to a second or casting vote.

Shareholder meetings designated as an annual meeting are to be held not less frequently than every 15 months.  All shareholder meetings require not less than 21 days' written notice of meetings and also notice of shareholder meetings will be posted on SEDAR at least 25 days before the record date and at least 65 days before the meeting.  Determination of the record holders entitled to vote at a meeting shall be as of a date not less than 40 days and not more than 60 days in advance of the meeting date.

As permitted by British Virgin Islands law, and our Memorandum and Articles of Association, we may vary the rights attached to our ordinary shares only with the consent in writing of or by a resolution passed at a meeting by the holders of not less than three-fourths of the issued shares of a particular class of shares.

Our register of members is maintained by our transfer agent, TSX Trust Company. The registration of transfers may be suspended at such times and for such periods as the directors may from time to time determine. If the directors were to refuse (or suspend) a transfer, then the directors should provide the transferor and transferee with a notice providing their reasons for the suspension. The directors can only refuse or delay the registration of a transfer of shares if the transferor has failed to pay amount due in respect of those shares.

There are no pre-emption rights applicable to the ordinary shares under either British Virgin Islands law generally or our Memorandum and Articles of Association more specifically.

Shareholders holding 10% of the voting rights of the ordinary shares may require the directors to hold a shareholders meeting, for a stated purpose.

Subject to the BVI Act and our Memorandum and Articles of Association, our directors may, by resolution, authorize a distribution to shareholders at such time and of such an amount as they think fit, if they are satisfied, on reasonable grounds, that, immediately after the distribution, we will satisfy the 'solvency test'. A company will satisfy the solvency test if (i) the value of the company's assets exceeds its liabilities; and (ii) the company is able to pay its debts as they fall due. Where a distribution is made to a shareholder at a time when the company did not, immediately after the distribution, satisfy the solvency test, it may be recovered by the company from the shareholder unless (i) the shareholder received the distribution in good faith and without knowledge of the company's failure to satisfy the solvency test; (ii) the shareholder has altered his position in reliance on the validity of the distribution; and (iii) it would be unfair to require repayment in full or at all.

We are managed by a board of directors which currently consists of six directors. Our shareholders may, pursuant to our Memorandum and Articles of Association, by resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution of shareholders at any time remove any director before the expiration of his or her period of office with or without cause, and may, pursuant to our Memorandum and Articles of Association, elect another person in his or her stead.

Under British Virgin Islands law holders of our ordinary shares will be entitled, on giving written notice to us, to inspect and make copies or take extracts of our: (a) Memorandum and Articles of Association; (b) register of shareholders; (c) register of directors; and (d) minutes of meetings and resolutions of shareholders and those classes of shareholders of which he is a shareholder.

Any director may in writing appoint another person, who need not be a director, to be his alternate, provided the person has consented in writing to be an alternate director  An alternate director has the same rights as the appointing director in relation to any director's meeting and any written resolution circulated for written consent. Every alternate shall therefore be entitled to attend meetings in the absence of the director who appointed him and to vote in the place of the director and sign written consents. Where the alternate is a director, he shall be entitled to have a separate vote on behalf of the director he is representing in addition to his own vote. A director may at any time in writing revoke the appointment of an alternate appointed by him. The alternate shall not be an officer of the Company. The remuneration of the alternate shall be payable out of the remuneration of the director appointing him and the proportion thereof shall be agreed between them.

A merger of two or more constituent companies into one of the constituent companies and a consolidation of two or more constituent companies into a new company will require the directors of each constituent company to approve a written plan of merger or consolidation, which thereafter must be authorized by a resolution approved, at a duly convened and constituted meeting of the shareholders of the Company, by the affirmative vote of a majority of those persons voting at a meeting or in the case of a written resolution of shareholders.

Under the BVI Act, if a company or a director of a company engages in, or proposes to engage in, conduct that contravenes the BVI Act or the Memorandum of Association or articles of the company, the BVI Court may, on the application of a shareholder or a director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in that conduct. In addition, under the BVI Act, the BVI Court may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company or to intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave for such derivative actions, the Court must take into account certain matters, including whether the shareholder is acting in good faith, whether the derivative action is in the interests of the company taking account of the views of the company's directors on commercial matters and whether an alternative remedy to the derivative claim is available.